Exhibit 3.1

Delaware PAGE 1
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LUMENTUM HOLDINGS INC. “, FI LED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JULY, A.D. 2015, AT 6:16 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS
5680110 8100
151104591
You may verify this certificate online at corp. delaware. gov/authver. sh tml
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 2597039 DATE: 07-28-15

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

LUMENTUM HOLDINGS INC.

LUMENTUM HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The Fourth paragraph of the corporation’s Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 10, 2015 (the “Certificate of Incorporation”), is amended to read in its entirety as follows:

“Fourth: Effective immediately and automatically upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each one thousand (1,000) shares of Common Stock outstanding immediately prior to such filing (the “Old Common Stock”) shall be split and reconstituted as fifty eight million, seven hundred and fifty eight thousand, and forty-four (58,758,044) shares of Common Stock (the “New Common Stock”). The split of the outstanding shares of Common Stock shall be referred to as the “Forward Split.” The Forward Split shall occur without any further action on the part of the Corporation or the holders of Common Stock and whether or not certificates representing the holders’ shares of Common Stock prior to the Forward Split are surrendered to the Corporation for cancellation. All references to the number of shares of Common Stock herein shall be on a post-split basis, unless otherwise indicated.

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the effective time of the Forward Stock Split, represented shares of Old Common Stock shall, from and after the effective time of the Forward Stock Split, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.001 per share. The total number of shares of capital stock that the Corporation is authorized to issue is 1,000,000,000 shares. The total number of shares of Common Stock that the Corporation is authorized to issue is 990,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000 shares.”

2. This Certificate of Amendment has been duly adopted by the board of directors and stockholders of the corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, and is effective immediately and automatically upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Lumentum Holdings Inc. has caused this Certificate of Amendment to be signed by the President and Chief Executive Officer of the corporation on this 28th day of July, 2015.

LUMENTUM HOLDINGS INC.

By:	/s/ Alan Lowe
Alan Lowe
President and Chief Executive Officer